The American Funds Income Series
August 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$35,728
Class B	$92
Class C	$1,481
Class F-1	$2,608
Class F-2	$2,969
Total	$42,878
Class 529-A	$1,613
Class 529-B	$6
Class 529-C	$266
Class 529-E	$87
Class 529-F-1	$169
Class R-1	$59
Class R-2	$749
Class R-2E	$7
Class R-3	$1,403
Class R-4	$2,223
Class R-5	$1,795
Class R-5E*	$-
Class R-6	$53,421
Total	$61,798
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1768
Class B	$0.0764
Class C	$0.0726
Class F-1	$0.1760
Class F-2	$0.2129
Class 529-A	$0.1657
Class 529-B	$0.0647
Class 529-C	$0.0672
Class 529-E	$0.1333
Class 529-F-1	$0.1973
Class R-1	$0.0751
Class R-2	$0.0780
Class R-2E	$0.1413
Class R-3	$0.1328
Class R-4	$0.1787
Class R-5	$0.2197
Class R-5E	$0.1463
Class R-6	$0.2280
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	214,843
Class B	814
Class C	21,664
Class F-1	17,441
Class F-2	18,879
Total	273,641
Class 529-A	10,045
Class 529-B	70
Class 529-C	3,930
Class 529-E	673
Class 529-F-1	909
Class R-1	766
Class R-2	9,445
Class R-2E	122
Class R-3	11,006
Class R-4	19,496
Class R-5	4,241
Class R-5E	1
Class R-6	273,543
Total	334,247
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$14.10
Class B	$14.08
Class C	$14.07
Class F-1	$14.10
Class F-2	$14.10
Class 529-A	$14.10
Class 529-B	$14.06
Class 529-C	$14.06
Class 529-E	$14.10
Class 529-F-1	$14.10
Class R-1	$14.08
Class R-2	$14.07
Class R-2E	$14.10
Class R-3	$14.10
Class R-4	$14.10
Class R-5	$14.10
Class R-5E	$14.10
Class R-6	$14.10
* Amount less than one thousand